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                            March 22, 2022

       Michael Crinieri
       Global Head of Exchange Traded Funds
       Goldman Sachs Asset Management, L.P.
       200 West Street
       New York, NY 10282

                                                        Re: Goldman Sachs
Physical Gold ETF
                                                            Registration
Statement on Form S-3
                                                            Filed March 10,
2022
                                                            File No. 333-263454

       Dear Mr. Crinieri:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance
       cc:                                              Clifford R. Cone